EXHIBIT 16.1


                       [Letterhead of Arthur Andersen LLP]


March 20, 2000


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sir/Madam:

We have read Item 4 included in the Form 8-K dated March 20, 2000 of GT Interactive Software Corp. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP



cc:   Mr. Robert DeLaurentis, Chief Financial Officer (Acting) --
      GT Interactive Software Corp.


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